EXHIBIT 10.6
PATENT SUBLICENSE AGREEMENT
     This PATENT SUBLICENSE AGREEMENT (this “Agreement”) is made as of                      ___, 200___between Kef Pharmaceuticals, Inc., a Delaware corporation (“Kef”), and MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (“MiddleBrook”). Kef and MiddleBrook are each referred to individually as a “Party,” and collectively as the “Parties.”
Background Statement
     MiddleBrook and Kef are Parties to an Asset Purchase Agreement, dated as of November ___, 2007 (the “Purchase Agreement”), a Patent License, dated as of the date hereof (the “Patent License”), and the Related Agreements (as defined in the Purchase Agreement). Pursuant to the Patent License, MiddleBrook has granted Kef an exclusive, perpetual, irrevocable, royalty-free license under the patents set forth on Schedule A (the “Licensed Patents”). The Parties are entering into this Agreement pursuant to Section 3.4(e)(iii) of the Purchase Agreement in order to grant back to MiddleBrook a sublicense from Kef under the Licensed Patents.
Statement of Agreement
     1. Definitions.
     1.1 Terms Defined in Purchase Agreement. Terms defined in the Purchase Agreement and not otherwise defined by this Agreement shall have the meaning given to such terms in the Purchase Agreement.
     1.2 “Adverse Drug Experience” means the definition in the current 21 C.F.R. Section 314.80, as in effect from time to time.
     1.3 “Agreement” has the meaning set forth in the introductory paragraph.
     1.4 “Kef” has the meaning set forth in the introductory paragraph.
     1.5 “Kef Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of November                , 2007, between MiddleBrook, the stockholders of Kef and Deerfield Management, L.P., pursuant to which MiddleBrook has a right to purchase all of the capital stock of Kef upon the terms and conditions set forth in such Stock Purchase Agreement.
     1.6 “Kef Stock Purchase Period” means Stock Purchase Period as defined in the Kef Stock Purchase Agreement.
     1.7 “Kef Stock Purchase Right” means Stock Purchase Right as defined in the Kef Stock Purchase Agreement.
     1.8 “Kef Term” means the period beginning on the date of this Agreement and ending upon the first to occur of (i) MiddleBrook’s purchase of all of the capital stock of Kef pursuant to the terms of the Kef Stock Purchase Agreement and (ii) the termination or expiration, without exercise, of the Kef Stock Purchase Right.

     1.9 “Keflex Products” has the meaning given to “Products” in the Purchase Agreement.
     1.10 “Lex” means Lex Pharmaceuticals, Inc., a Delaware corporation.
     1.11 “Lex Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of November                , 2007, between MiddleBrook, the stockholders of Lex and Deerfield Management, L.P., pursuant to which MiddleBrook has a right to purchase all of the capital stock of Lex upon the terms and conditions set forth in such Stock Purchase Agreement.
     1.12 “Lex Stock Purchase Right” means Stock Purchase Right as defined in the Lex Stock Purchase Agreement.
     1.13 “Licensed Patents” means the Patents under which MiddleBrook granted Kef a license pursuant to the Patent License.
     1.14 “Licensed Products” means all products that may now or hereafter be sold under the Sublicense.
     1.15 “MiddleBrook” has the meaning set forth in the introductory paragraph. 1.16 “Party” and “Parties” have the meaning set forth in the Background Statement. 1.17 “Patent License” has the meaning set forth in the introductory paragraph. 1.18 “Purchase Agreement” has the meaning set forth in the Background Statement.
     1.19 “Registration License” means the Registration and Trademark License Agreement, dated as of November ___, 2007, between MiddleBrook and Lex.
     1.20 “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, pricing and/or sale of a pharmaceutical product in a country, including without limitation FDA in the United States.
     1.21 “Regulatory Obligations” has the meaning set forth in Section 5.1.
     1.22 “Related Agreements” has the meaning set forth in the Purchase Agreement. 1.23 “Sublicense” has the meaning set forth in Section 2.1.
     1.24 “Term” means the period beginning on the date hereof and continuing until the earlier of the expiration or termination of this Sublicense pursuant to the terms of this Agreement.
     1.25 “Territory” means the United States of America and Puerto Rico.

     2. Grant of Sublicense.
     2.1 Grant. Kef hereby grants to MiddleBrook, upon and subject to the terms and conditions of this Agreement, a sublicense under the Patent License to develop, make, have made, import, offer for sale and sell Keflex Products in the Territory (the “Sublicense”).
     2.2 Exclusivity.
     (a) During the Kef Term, the Sublicense shall be exclusive as to all Persons, including Kef.
     (b) [reserved]
     2.3 No Transfer of Sublicense. MiddleBrook shall not assign the Sublicense or grant any sublicense under the Sublicense, other than (i) a sublicense to manufacture Keflex Products solely for sale by or on behalf of MiddleBrook, (ii) agreement(s) with respect to contract sales force solely for the sale of Keflex Products or (iii) such sublicenses as may be necessary to continue the development of, and to obtain marketing approval for, any Keflex Products.
     2.4 Obligation to Develop and Market. MiddleBrook shall at all times during the Kef Term use its commercially reasonable efforts, consistent with usual pharmaceutical industry practice, to develop and commercialize the Keflex Products. MiddleBrook’s obligations under this Section 2.4 may be suspended for so long as there exists any material safety (including toxicity), efficacy, regulatory, medical or intellectual property issue relating to the Keflex Products.
     3. No Warranty. The Parties acknowledge that (i) Kef has received the Patent License under the Licensed Patents from MiddleBrook as of the date hereof on the basis of representations and warranties regarding the Licensed Patents made by MiddleBrook for the benefit of Kef and (ii) pursuant to the Regulatory Obligations, MiddleBrook shall be responsible for maintaining and performing all Legal Requirements relating to the Licensed Patents. KEF MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE LICENSED PATENTS OR THE LICENSED PRODUCTS, AND MIDDLEBROOK ACKNOWLEDGES THAT IT IS ACCEPTING THE LICENSED PATENTS AND THE LICENSED PRODUCTS “AS IS” UNDER THE SUBLICENSE.
     4. Regulatory Obligations.
     4.1 Performance by MiddleBrook. MiddleBrook shall take all reasonable and appropriate actions, at MiddleBrook’s sole cost and expense, to maintain the Licensed Patents and shall oversee, monitor, coordinate and perform all regulatory actions, communications and filings with and submissions, including filings and submissions of supplements and amendments thereto, to each applicable Regulatory Authority or Governmental Authority with respect to each Patent (the “Regulatory Obligations”). Notwithstanding the foregoing, nothing herein shall operate to prevent Kef from taking such actions as Kef, in its sole discretion, deems appropriate to ensure that all Regulatory Obligations are properly and timely performed, subject to prior notice to and consultation with MiddleBrook.

     4.2 Regulatory Meetings and Correspondence. MiddleBrook shall be responsible for interfacing, corresponding and meeting with the applicable Regulatory Authorities with respect to each Patent. Kef shall execute such notices, powers of attorney, acknowledgments, consents and other instruments as MiddleBrook may reasonably request to authorize MiddleBrook to act on Kef’s behalf for all actions before and communications with Regulatory Authorities and other Governmental Authorities, including the United States Patent and Trademark Office, as shall be necessary and appropriate to enable MiddleBrook to perform the Regulatory Obligations.
     4.3 Exchange of Information. The Parties shall establish procedures to ensure that the Parties exchange on a timely basis all necessary information to enable MiddleBrook to comply with all Regulatory Obligations, including, without limitation, filing updates, pharmacovigilance filings and investigator notifications. To the extent either Party receives any information regarding Adverse Drug Experiences related to the use of Keflex Products, such Party shall, (i) within five (5) days of its receipt of such information, provide the other Party with such information, (ii) promptly provide all follow-up information that may reasonably be requested and (iii) otherwise act in accordance with such Adverse Event Reporting Procedures to be agreed upon in writing by the Parties from time to time. Without limiting the foregoing requirement, MiddleBrook shall provide Kef with copies of all communications between MiddleBrook and any Governmental Authorities relating to any of the Licensed Patents and Keflex Products, in every case within five (5) Business Days of the sending or receipt of such communication by MiddleBrook.
     4.4 Costs and Expenses. MiddleBrook shall bear all costs and expenses of performing the Regulatory Obligations.
     5. Infringement of Licensed Patents.
     5.1 Conduct of Actions. If either Party shall receive notice of any infringement or threatened infringement of any of the Licensed Patents, such Party shall immediately notify the other Party of such infringement or threatened infringement, providing all information relating thereto possessed by the notifying Party. Except as provided below, MiddleBrook may initiate and control any legal action relating to infringement of any of the Licensed Patents; provided, however, that (i) MiddleBrook shall keep Kef fully apprised of all activity in such action, (ii) Kef shall have the right to participate in such action at its own expense, (iii) MiddleBrook shall not take any position in such action inconsistent with Kef’s exclusive license under the Licensed Patents and (iv) no settlement of any such action shall be made without the consent of Kef, which shall not be unreasonably withheld or delayed. If MiddleBrook fails to promptly initiate legal action relating to any such infringement of any of the Licensed Patents, or if the Sublicense shall have terminated, Kef may initiate and control any legal action relating to infringement of the Licensed Patents relating to the Keflex Products. The Parties hereby agree that either Party may include the other as a party plaintiff in any such action and that each Party shall cooperate, at the expense of the Party controlling the relevant legal action, in the prosecution of such action as reasonably requested by the Party controlling such action. Any monetary recovery in connection with such action shall first be applied to reimburse MiddleBrook and Kef for out-of-pocket expenses (including attorneys’ fees) incurred in prosecuting such action. Any remaining monetary recovery in such action shall be equitably divided between the Parties on the basis of their respective damages resulting from the claimed infringement. The Party controlling any legal action pursuant to this Section 6.1 shall bear all expenses of such action, other than the fees of any counsel the other Party may engage if it chooses to participate separately in such action.
     5.2 Action Initiated Against Kef. In the event that a declaratory judgment action alleging invalidity or infringement of any of the Licensed Patents shall be brought against Kef, MiddleBrook, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.
     5.3 Cooperation. In any infringement action, either Party may institute to enforce the Licensed Patents pursuant to this Agreement, the other Party shall, at the expense of the Party initiating such action, reasonably cooperate and, to the extent possible, have its applicable employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.
     6. Indemnification; Insurance.
     6.1 Indemnification by MiddleBrook. MiddleBrook shall defend, indemnify and hold harmless Kef from and against all liabilities, losses, obligations, claims, judgments, awards, relief, settlements, costs and expenses (including costs of any product recall and reasonable attorneys’ fees, experts’ fees, investigation costs and other expenses of litigation) which Kef, its shareholders, directors, officers, employees and representatives may suffer or incur arising out of (i) the development, manufacture, marketing, advertising, sale or use by MiddleBrook or its successors, directly or indirectly, of the Licensed Products (excluding any such activities conducted by Kef or its successors in connection with Keflex Products if the Sublicense should terminate), (ii) the practice of any of the claims of any of the Licensed Patents by MiddleBrook or any of its sub-licensees, (iii) the performance or failure of performance by MiddleBrook of the Regulatory Obligations and (iv) the breach by MiddleBrook of this Agreement. MiddleBrook shall not be obligated to so indemnify, defend and hold harmless Kef to the extent that any such claim, expense, proceeding, demand or liability arises from the gross negligence or willful misconduct of Kef.
     6.2 Indemnification by Kef. Kef shall defend, indemnify and hold harmless MiddleBrook from and against all liabilities, losses, obligations, claims, judgments, awards, relief, settlements, costs and expenses (including costs of any product recall and reasonable attorneys’ fees, experts’ fees, investigation costs and other expenses of litigation) which MiddleBrook, its shareholders, directors, officers, employees and representatives may suffer of incur arising out of (i) the development, manufacture, marketing, advertising, sale or use by Kef or its successors of the Keflex Products if the Sublicense should terminate and (ii) the breach by Kef of this Agreement. Kef shall not be obligated to so indemnify, defend and hold harmless MiddleBrook to the extent that any claim, expense, proceeding, demand or liability arises from the negligence or willful misconduct of MiddleBrook.
     6.3 Procedure. A Party that intends to claim indemnification under this Section 6 (“Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) of any claim, damage, liability, cause of action or cost with respect to which the Indemnitee intends to claim such indemnification. Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel of its own choosing; provided, however, that an

Indemnitee shall have the right to retain its own counsel, with the expenses to be paid by Indemnitor if Indemnitor does not assume the defense. The agreement of indemnity contained in this Section 6 shall not apply to amounts paid in settlement of any claim, damage, liability, cause of action or cost if such settlement is effected without the consent of Indemnitor, which consent shall not be unreasonably withheld. Indemnitor shall keep Indemnitee informed of, and consult with Indemnitee in connection with, the progress of such litigation or settlement, and Indemnitor shall not have the right, without Indemnitee’s written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgement of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of Indemnitee. The failure to deliver notice to Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of liability to the Indemnitee under this Section 6 to the extent of such prejudice, but the omission to deliver notice to Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 6. Indemnitee shall, and shall use commercially reasonable efforts to cause its employees and agents to, cooperate reasonably with Indemnitor and its legal representatives in the investigation and defense of any claim, damage, liability, cause of action or cost covered by this indemnification.
     6.4 Limitation of Liability. THE PARTIES AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION HEREOF, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO ANY OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES IN THE FORM OF CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, LOST PROFITS, LOST SAVINGS OR OTHERWISE, OR FOR EXEMPLARY DAMAGES, EVEN IF THE FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION DOES NOT APPLY TO ANY SUCH DAMAGES WHICH MAY BE PAYABLE TO A THIRD PARTY BY A PARTY HERETO FOR WHICH SUCH PARTY IS INDEMNIFIED HEREUNDER.
     6.5 Insurance. MiddleBrook shall maintain general liability insurance under customary pharmaceutical industry forms and endorsements, providing product liability and contractual liability coverage, with per occurrence limits of not less than $10,000,000, which limits may be achieved through a combination of underlying and excess policies. The insurance policies described in the preceding sentence shall be endorsed to (i) name Kef as an additional insured and (ii) be primary and non-contributory to any insurance otherwise available to Kef. Upon the execution of this Agreement and at such times as Kef may request thereafter, MiddleBrook shall cause the insurer(s) issuing such policy(ies) to provide Kef with certificates of insurance evidencing the existence of such insurance, Kef’s status as an additional insured and the primary and non-contributory nature of such policies with regard to Kef. Such certificates of insurance shall provide that the insurer will notify Kef not less than thirty (30) days prior to any expiration, non-renewal, cancellation, reduction in limits or exhaustion of limits of such insurance. MiddleBrook shall be responsible for any deductible or self-insured amounts under any such insurance.

     7. Termination.
     7.1 Termination by Either Party. Each Party shall have the right, at any time during the Term, to terminate the Sublicense if:
     (a) The other Party shall default in the performance of any of its material obligations in the Purchase Agreement, the Related Agreements or the Registration License, and such default has not been cured or effective steps to cure such default have not been initiated or are not thereafter diligently pursued, within sixty (60) days (or such lesser period as may be required by any of this Agreement, the Purchase Agreement, the Related Agreements or the Registration License in connection with a specific breach thereof) after receiving written notice thereof from the non-defaulting Party specifying the default in reasonable detail; or
     (b) The other Party shall cease to carry out its business, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors.
     7.2 Termination for Breach. Without limiting Section 7.1, Kef shall have the right to terminate the Sublicense if MiddleBrook shall fail to use commercially reasonable efforts perform in a correct and timely manner, or by any act or omission violate, any of the Regulatory Obligations, or by any act or omission violate any Legal Requirements relating to the Licensed Patents or the Licensed Products, and shall fail to cure such non-performance or violation within fifteen (15) Business Days after receiving written notice of such non-performance or violation from any source, or a lesser period of time if necessary to satisfy any Legal Requirements.
     7.3 Unauthorized Sublicense. For purposes of this Agreement, any attempted assignment of the Sublicense or any grant of a sublicense under the Sublicense, except as authorized pursuant to Section 2.4, shall be void and shall constitute a material breach of this Sublicense including, without limitation, for purposes of this Section 7.
     7.4 Termination, without Exercise, Stock Purchase Rights. Unless earlier terminated pursuant to the terms of this Agreement, the Sublicense shall terminate upon the termination or expiration, without exercise, of (i) the Lex Stock Purchase Right or (ii) the Kef Stock Purchase Right.
     8. General Provisions.
     8.1 Amendment; Waiver. This Agreement, including the Schedules hereto, may be amended, modified or supplemented only by an agreement in writing signed by the Parties. No course of dealing between the Parties or failure by a Party to exercise any right or remedy hereunder shall constitute an amendment to this Agreement or a waiver of any other right or remedy or the later exercise of any right or remedy.
     8.2 Force Majeure. No Party shall be responsible to any other Party for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereof if such delay or nonperformance is caused by fire, flood, accident, act of God or of the government or any country or of any state or local government, or of the public enemy of either, or by cause unavoidable or beyond the control of such Party. In such event, the Party affected will use reasonable commercial efforts to resume performance of its obligations.
     8.3 Headings. The headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
     8.4 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission or (iii) sent by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):

If to Licensee, to:	MiddleBrook Pharmaceuticals, Inc.
20425 Seneca Meadows Parkway
Germantown, Maryland 20876
Attention: Edward M. Rudnic, Ph.D.
Facsimile: (301) 944-6700

Copy to:	Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Frederick W. Kanner, Esq.
Facsimile: (212) 259-6333

If to Licensor, to:	Kef Pharmaceuticals, Inc.
780 3rd Avenue, 37th Floor
New York, New York 10017
Attention: James E. Flynn
Facsimile:

Copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: David J. Clark
Facsimile: (704) 373-3990
Each such notice or other communication shall be deemed to have been duly given and to be effective if (A) delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day, (B) sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation, or (C) sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a Business Day, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed by notice delivered by hand or by overnight delivery service as set forth herein within five (5) Business Days.

     8.5 Assignment; No Third Party Rights. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by MiddleBrook without the prior written consent of Kef, which consent shall not be unreasonably withheld. Notwithstanding the preceding sentence, after the exercise of the Kef Stock Purchase Right, MiddleBrook may assign this Agreement along with its entire business. Kef may assign this Agreement to any Person who receives an assignment of Kef’s interest in the Purchase Agreement and the Related Agreements. This Agreement and its provisions are for the sole benefit of the Parties and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.
     8.6 Governing Law; Venue. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, including any fraud claims, shall be governed by the internal laws and judicial decisions of the State of New York, without regard to principles of conflicts of laws.
     8.7 Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either Party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.
     8.8 Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
     8.9 Related Agreement. This Agreement, including the Purchase Agreement and Related Agreements, appendices, schedules and exhibits thereto, are intended to be construed as parts of a group of related transactions and shall be construed accordingly.
     8.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each Party shall promptly deliver to the others such number of original executed copies as the other Party may reasonably request.
     8.11 No Joint Venture. The relationship between the Parties hereto is that of independent contractors. Such Parties are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. Neither Party shall have the power to bind or to obligate the other in any manner.
[Signatures are on the following page.]

     IN WITNESS WHEREOF, the Parties are entering into this Patent Sublicense Agreement as of the date first above written.

KEF PHARMACEUTICALS, INC.

By:

Name:
Title:

MIDDLEBROOK PHARMACEUTICALS, INC.

By:

Name:
Title: